Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 22, 2016, with respect to the combined financial statements of GetGo included in the Registration Statement (Form S-4) and related Prospectus of LogMeIn, Inc. for the registration of 26,868,269 shares of its common stock.

/s/ Ernst & Young LLP

Boca Raton, Florida

September 12, 2016